Independent Auditors' Consent


The Board of Directors and Shareholders
Ventas Inc.:

We consent to the incorporation by reference in the quarterly report on Form 10-Q for the quarterly period ended March 31, 2004 and registration statements (Nos. 333-65642, 333-90756 and 333-107942) on Form S-3 and (Nos. 333-02717,
333-40737, 033-34191, 333-40735, 333-25519, 333-61552, 333-97251 and 333-107951)
on Form S-8 of Ventas Inc. of our report dated April 28, 2004, with respect to the consolidated balance sheets of ElderTrust Operating Limited Partnership and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, partners' capital and cash flows for each of the years in the three-year period ended December 31, 2003 and the related financial statement schedule, which report appears in Exhibit 99.1 to the quarterly report on Form 10-Q of ElderTrust Operating Limited Partnership for the quarterly period ended March 31, 2004.

Our report refers to the adoption by ElderTrust Operating Limited Partnership of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets in 2002 and Statement of Financial Accounting Standards No. 145, Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections in 2003.

                                  /s/ KPMG LLP

McLean, Virginia
May 10, 2004